Exhibit 99.1

RESMED ANNOUNCES RECORD FINANCIAL RESULTS

FOR QUARTER ENDED SEPTEMBER 30, 2006

SAN DIEGO, California, November 8, 2006 - ResMed Inc. (NYSE: RMD) today announced record revenue and income results for the quarter ended September 30, 2006. Revenue for the quarter was $163.6 million, a 29% increase over the quarter ended September 30, 2005. For the current quarter, pro forma income from operations and pro forma net income were $40.6 million and $28.8 million, an increase of 34% and 39% respectively (pro forma measures exclude the impact of stock-based compensation costs, restructuring expenses and amortization of acquired intangible assets, which are described below). Pro forma diluted earnings per share for the quarter ended September 30, 2006, was $0.37, an increase of 32%, compared to the September 2005 quarter. GAAP operating income was $35.3 million for the quarter, while net income was $25.0 million or $0.32 per diluted share. GAAP gross margin was 62% for the quarter ended September 30, 2006.

Pro forma selling, general and administration (SG&A) costs for the quarter were $50.6 million, an increase of $8.8 million over the same period in fiscal 2006. Pro forma SG&A costs were 31% of revenue in the September quarter, compared to 33% in the same period in fiscal 2006. GAAP SG&A costs were $53.4 million for the quarter, an increase of $8.7 million or 20% over the quarter ended September 30, 2006. The increase in SG&A was primarily due to the addition of selling and administration personnel and related expenses necessary to support our sales growth.

Pro forma research and development expenditure during the quarter was $10.4 million, or approximately 6% of revenues. GAAP R&D expense during the quarter was $10.8 million or approximately 7% of revenue. GAAP R&D expenses increased 29% year over year and are expected to remain between 6% and 7% of net revenue through fiscal year 2007.

Amortisation of acquired intangibles of $1.7 million ($1.1 million net of tax) incurred during the quarter ended September 30, 2006, consisted of amortization of acquired intangible assets associated with our acquisitions of Resprecare, Hoefner, Saime, Polarmed and Pulmomed. Stock-based compensation costs incurred during the quarter ended September 30, 2006, of $3.6 million ($2.7 million net of tax) consisted of expenses associated with stock options granted to employees and the employee stock purchase plan.

The Company is providing tabular reconciliation of GAAP operating income and GAAP net income with pro forma operating income and pro forma net income, excluding the impact of stock-based compensation costs, restructuring expenses and amortization of acquired intangible assets, for the quarters September 30, 2006 and September 2005.

Inventory, at $123.0 million, increased by $6.8 million compared to June 2006 levels primarily to accommodate sales growth, particularly in the domestic market. Accounts receivable days sales outstanding, at 70 days, were consistent with the June 2006 quarter.

Peter C. Farrell, PhD, Chairman and Chief Executive Officer, commented, “In the first quarter of fiscal 2007, domestic sales increased by a very robust 34% over the year ago quarter to $89.6 million, reflecting continuing strong demand for our S8 platform and interfaces. International sales totaled $74 million, an encouraging 23% increase over last year. Operating cash flow for the September quarter was $26 million.”

Dr. Farrell continued, “This quarter we saw continued strength in the sales of our core products, including the Swift nasal pillows system and our full face masks. We are also encouraged by the initial response to our newly launched VPAP Adapt SV, which is used to treat complex or mixed sleep apnea. In addition, we began a controlled market release of a new flow generator targeted to the value segment of the market. And, on September 12th, the National Sleep Foundation, American College of Chest Physicians and American College of Occupational and Environmental Medicine released a joint statement providing updated recommendations for the screening and evaluation of obstructive sleep apnea in commercial motor vehicle operators. This is encouraging news as we accelerate the implementation of our occupational health initiatives. Finally, our focus on diagnosing and treating sleep-disordered breathing and obstructive sleep apnea in patients with cardiovascular disease and diabetes continues to gain traction.”

About ResMed

ResMed is a leading manufacturer of medical equipment for the treatment and management of sleep-disordered breathing and other respiratory disorders. We are dedicated to developing innovative products to improve the lives of those who suffer from these conditions and to increasing awareness among patients and healthcare professionals for the potentially serious health consequences of untreated sleep-disordered breathing. For more information on ResMed, visit www.resmed.com.

ResMed will host a conference call at 2:00 p.m. U.S. Pacific Standard Time today to discuss these quarterly results. Individuals wishing to access the conference call may do so via ResMed’s Web site at www.resmed.com or by dialing (866) 761-0749 (domestic) or +1 (617) 614-2707 (international) and entering conference I.D. No. 89138285. Please allow extra time prior to the call to visit the Web site and download the streaming media player (Windows Media Player) required to listen to the Internet broadcast. The online archive of the broadcast will be available approximately 90 minutes after the live call and will be available for two weeks. A telephone replay of the conference call is available by dialing (888) 286-8010 (domestic) and +1 (617) 801-6888 (international) and entering conference I.D. No. 85006204.

Further information can be obtained by contacting Matthew Borer at ResMed Inc., San Diego, at (858) 746-2280; Brett Sandercock at ResMed Limited, Sydney, on (+61 2) 8884-2090; or by visiting the Company’s multilingual Web site at www.resmed.com.

Statements contained in this release that are not historical facts are “forward-looking” statements as contemplated by the Private Securities Litigation Reform Act of 1995. These forward-looking statements, including statements regarding the Company’s future revenue, earnings or expenses, new product development and new markets for the Company’s products, are subject to risks and uncertainties, which could cause actual results to materially differ from those projected or implied in the forward-looking statements. Those risks and uncertainties are discussed in the Company’s Annual Report on Form 10-K for its most recent fiscal year and in other reports the Company files with the U.S. Securities & Exchange Commission. Those reports are available on the Company’s Web site.

RESMED INC. AND SUBSIDIARIES

Consolidated Statements of Income (unaudited)

(In US$ thousands, except per share data)

	Three Months Ended September 30,
	2006	2005
Net revenue	$163,605	$127,127
Cost of sales (A)	62,309	47,008

Gross profit	101,296	80,119

Operating expenses
Selling, general and administrative (A)	53,444	44,680
Research and development (A)	10,855	8,425
Amortization of acquired intangible assets	1,681	1,545
Restructuring expenses	—	956

Total operating expenses	65,980	55,606

Income from operations	35,316	24,513

Other income (expense), net:
Interest income (expense), net	1,497	(937)
Other, net	(574)	291

Total other income (expense), net	923	(646)

Income before income taxes	36,239	23,867
Income taxes	11,240	7,425

Net income	$24,999	$16,442

Basic earnings per share	$0.33	$0.23
Diluted earnings per share (1)	$0.32	$0.23
Pro forma diluted earnings per share excluding the impact of stock-based compensation costs, restructuring expenses and amortization of acquired intangibles (1) & (2)	$0.37	$0.28
Basic shares outstanding	75,897	70,352
Diluted shares outstanding (1)	78,056	76,277
(A) Includes stock-based compensation costs as follows:
Cost of sales	$306	$—
Selling, general and administrative	2,870	2,875
Research and development	448	516

Total stock-based compensation costs	$3,624	$3,391

(1)	See reconciliation of Basic and Diluted Earning per Share in table at end of press release.
(2)	See reconciliation of non-GAAP financial measures in table at end of press release.

RESMED INC. AND SUBSIDIARIES

Consolidated Balance Sheets (Unaudited)

(In US$ thousands except share and per share data)

	September 30, 2006	June 30, 2006

ASSETS
Current assets:
Cash and cash equivalents	$201,155	$219,544
Marketable securities - available for sale	20,000	—
Accounts receivable, net	129,912	138,147
Inventories	122,965	116,194
Deferred income taxes	32,443	26,636
Prepaid expenses and other current assets	11,474	9,763

Total current assets	517,949	510,284

Property, plant and equipment, net	265,078	245,376
Goodwill	193,847	195,612
Other Intangibles	47,067	48,897
Other assets	7,067	7,052

Total Non current assets	513,059	496,937

Total assets	$1,031,008	$1,007,221

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$35,180	$45,045
Accrued expenses	40,208	40,901
Deferred revenue	15,276	15,344
Income taxes payable	25,772	22,841
Current portion of long-term debt	4,825	4,869

Total current liabilities	121,261	129,000

Non current liabilities:
Deferred income taxes	11,431	12,377
Deferred revenue	11,372	11,484
Long-term debt	115,484	116,212

Total non-current liabilities	138,287	140,073

Total liabilities	259,548	269,073

Stockholders’ Equity:
Common Stock	304	303
Additional paid-in capital	362,850	353,464
Retained earnings	395,651	370,652
Treasury stock	(41,405)	(41,405)
Accumulated other comprehensive income	54,060	55,134

Total stockholders’ equity	771,460	738,148

Total liabilities and stockholders’ equity	$1,031,008	$1,007,221

Reconciliation of Non-GAAP Financial Measures (Unaudited)

(In US$ thousands, except share and per share data)

In managing its business, ResMed makes use of certain non-GAAP financial measures in evaluating the Company’s results of operations. The measure, “pro forma operating income” is reconciled with GAAP operating income in the table below:

	Three Months Ended September 30,
	2006	2005
GAAP operating income	35,316	24,513
Stock-based compensation expense	3,624	3,391
Restructuring expenses	—	956
Amortization of acquired intangible assets	1,681	1,545
Operating income (excluding the impact of stock-based compensation costs, restructuring expenses and amortization of acquired intangible assets)	40,621	30,405

The measure “net income, excluding the impact of stock-based compensation costs, restructuring expenses and amortization of acquired intangible assets,” is reconciled with GAAP net income in the table below:

	Three Months Ended September 30,
	2006	2005
GAAP net income	24,999	16,442
Stock-based compensation costs, net of tax	2,715	2,612
Restructuring expenses, net of tax	—	610
Amortization of acquired intangible assets, net of tax	1,112	1,017
Net income, excluding the impact of stock-based compensation costs, restructuring expenses and amortization of acquired intangible assets	28,826	20,681

ResMed believes that presenting diluted earnings per share, excluding the impact of stock-based compensation costs, restructuring expenses and amortization of acquired intangible assets is an additional measure of performance that investors can use to compare operating results between reporting periods. In addition, the events giving rise to the restructuring expenses are not associated with the Company’s normal operating business and are expected to result in future market opportunities, cost savings, and other benefits.

Management of the Company uses non-GAAP information internally in planning, forecasting, and evaluating the Company’s results of operations in the current period and in comparing it to past periods. The Company also uses these non-GAAP measures in evaluating management performance for compensation purposes. Management believes that this information also provides investors better insight in evaluating the Company’s earnings performance from core operations and provides consistency in financial reporting.

Management believes disclosure of non-GAAP earnings has economic substance because the excluded expenses represent non-cash expenditures, or relate to transactions that are variable in nature between reporting periods. Our use of non-GAAP earnings is intended to supplement, and not to replace, our presentation of net income and other GAAP measures. Like all non-GAAP measures, non-GAAP earnings are subject to inherent limitations because they do not include all the expenses that must be included under GAAP. We compensate for the inherent limitations of non-GAAP measures by not relying exclusively on non-GAAP measures, but rather by using such information to supplement GAAP financial measures.

Reconciliation of Basic and Diluted Earnings per Share (Unaudited)

(In US$ thousands, except share and per share data)

	Three Months Ended September 30,
	2006	2005
Numerator:
Net Income	24,999	$16,442
Adjustment for interest and deferred borrowing costs, net of income tax effect (1)	—	821

Net income, used in calculating diluted earnings per share	24,999	$17,263

Adjustment for stock-based compensation costs	2,715	2,612
Adjustment for restructuring expenses	0	610
Adjustment for amortization of acquired intangible assets	1,112	1,017

Pro forma net income, used in calculating diluted earnings per share, excluding the impact of stock-based compensation costs, restructuring expenses, and amortization of acquired intangible assets	28,826	21,502

Denominator:
Basic weighted-average common shares outstanding	75,897	70,352
Effect of dilutive securities:
Stock options	2,159	2,188
Convertible subordinated notes (1)	—	3,737

Diluted potential common shares	2,159	5,925

Diluted weighted average shares	78,056	76,277

Increase in diluted weighted average shares:
Stock option adjustment due to the impact of SFAS 123(R)	521	444

Pro forma diluted weighted average shares, excluding the impact of SFAS 123(R)	78,577	76,721

Basic earnings per share	$0.33	$0.23
Diluted earnings per share	$0.32	$0.23
Pro forma net income, used in calculating diluted earnings per share, excluding the impact of stock-based compensation costs, restructuring expenses and amortization of acquired intangible assets	$0.37	$0.28

(1)	Diluted earnings per share has been calculated after adjusting the numerator (net income) by $NIL and $821,000 for the three months ended September 30, 2006 and 2005, respectively, for the effect of assumed conversion of our convertible notes.